Exhibit 99.1

One East Main Street
Post Office Box 456
Smithtown, New York 11787-2823
direct dial: 631-360-9398
direct fax: 631-360-9364

PRESS RELEASE

Release Date: May 17, 2004

Contact:	Ms. Judith Barber	News Contact:	Peter Hamilton
	Corporate Secretary		Rubenstein Associates
(work) 212-843-8015
(home) 631-928-8437
(cell) 516-375-6434

BANK OF SMITHTOWN CEO

TESTIFIES BEFORE CONGRESS

Financial Services Hearing

on Bank Regulation

Rock Describes Disproportionate

Burdens for Community Banks

Smithtown, NY, May 17, 2004 - Bank of Smithtown Chairman & CEO, Brad Rock, testified last week before a Congressional subcommittee exploring the costs, benefits and burdens associated with various statutes and regulations that apply to community banks.

Mr. Rock was invited to speak as a representative of the American Bankers Association, which represents banks of all sizes throughout the United States. Mr. Rock is currently Vice Chairman of government relations for the ABA. The testimony was given before the Subcommittee on Financial Institutions & Consumer Credit of the Committee on Financial Services of the United States House of Representatives.

Mr. Rock contended that many regulatory efforts are unnecessary and have a negative impact upon bank customers and local economies. He testified that “regulatory burden is not just a minor nuisance for banks,” and later added that “the total cost of compliance today for banks is between $26 billion to $40 billion per year.” He also said that regulatory burdens fall disproportionately upon smaller banks. He noted that “8,000 of the nation’s 9,000 banks have less than $500 million in assets, and 3,350 of those banks have fewer than 25 employees. These are the banks that are providing credit and deposit services to people in small towns across America, yet these same community banks do not have the human resources to run the bank and to read, understand and implement the thousands of pages of new and revised regulations they receive every year.”

To illustrate the magnitude of this burden on small banks, at one point during the hearing, Mr. Rock showed the Congressmen a 600-page reference guide designed to summarize thousands and thousands of pages of regulations promulgated from more than 50 different sets of statutory requirements.

Mr. Rock added: “Many of these regulatory efforts provide little or no meaningful benefit to bank customers. As a banker and a lawyer, I can tell you that, for example, at real estate settlements, customers do not read the piles of documents they are required to sign. In fact, the only people who read these voluminous forms are the bank staffers who are required to complete them and process them.”

The Chairman of the subcommittee, Spencer Bachas (R, Alabama) and another member of the subcommittee, Jeb Hensarling (R, Texas) asked Mr. Rock a number of questions, most of them related to the Community Reinvestment Act (“CRA”). Mr. Rock responded: “While we think that the objectives of the Community Reinvestment Act are laudatory, we also feel that there are serious flaws in the manner in which banks are examined and tested for compliance with CRA responsibilities.”

Also testifying before the subcommittee were John Reich, Vice Chairman of the Federal Deposit Insurance Corporation, and Wayne Abernathy, Assistant Secretary of the Treasury.

The testimony from Mr. Rock and others treated a wide variety of subjects, including SEC regulations, HUD requirements, Truth-in-Lending, the Bank Secrecy Act, the Community Reinvestment Act, the Sarbanes-Oxley Act and the controversial USA Patriot Act. The Committee intends to continue its factfinding and deliberations in the coming weeks through its various subcommittees.